Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Registration Statement on Form S-1 of our report dated January 24, 2007, except as to Notes 1 and 11, which are as of January 30, 2007, relating to the consolidated financial statements of Affinity Technology Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's change of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment"), which is a part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ SCOTT MCELVEEN, L.L.P.

Columbia, South Carolina
January 30, 2007